Exhibit 99.1

Agree Realty Announces Resignation Of Chief Financial Officer Brian Dickman, Appointment Of Kenneth Howe As Interim Chief Financial Officer And Search For Permanent Successor

BLOOMFIELD HILLS, Mich., July 10, 2015 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced that Mr. Brian Dickman has resigned as Chief Financial Officer and Secretary to pursue another business opportunity. The resignation will take effect after a transition period which is expected to end on or around August 4, 2015. Mr. Kenneth Howe, former Chief Financial Officer of the Company, has been appointed to serve as interim Chief Financial Officer upon Mr. Dickman's departure. Mr. Howe has been with the Company since its initial public offering in 1994, serving as Chief Financial Officer from April 1994 to November 2010, and is currently the Company's Director of Tax. Mr. Michael Donahue, the Company's Corporate Controller, will continue to lead the day-to-day operations of the Company's accounting department. The Company has commenced a search for Mr. Dickman's permanent replacement.

"We want to thank Brian for his contributions to our Company during his tenure and wish him the best in his new position," said Joey Agree, President and Chief Executive Officer of the Company. "We will work to locate and hire a capable, like-minded successor in a timely fashion. We are confident that our experienced financial and accounting teams will continue to oversee the financial operations of the Company while we look for Brian's successor."

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 253 properties, located in 41 states and containing approximately 5.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC".

For additional information, visit the Company's web page at www.agreerealty.com.

This press release contains forward-looking statements that represent the Company's expectations and projections for the future. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

CONTACT: Joel N. Agree, Chief Executive Officer, (248) 737-4190